Interests and Liabilities Agreement

of

Actua Re Ltd.
Hamilton, Bermuda
(*hereinafter referred to as the "Subscribing Reinsurer"*)

with respect to the

Reinstatement Premium Protection Reinsurance Contract
Effective: July 1, 2008

issued to and duly executed by

Federated National Insurance Company
Lauderdale Lakes, Florida

It Is Hereby Agreed that the *Subscribing Reinsurer* hereby accepts the following percentage share(s) in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above:

0%	of the First Excess Reinstatement Premium Protection Reinsurance
60.00%	of the Second Excess Reinstatement Premium Protection Reinsurance
25.00%	of the Third Excess Reinstatement Premium Protection Reinsurance
0%	of the Fourth Excess Reinstatement Premium Protection Reinsurance

It Is Further Agreed that this Agreement shall become effective at 12:01 a.m., Eastern Standard Time, July 1, 2008, and shall remain in force until 12:01 a.m., Eastern Standard Time, July 1, 2009, unless earlier terminated in accordance with the provisions of the attached Contract.

It Is Also Agreed that the following shall apply to the *Subscribing Reinsurer's* share in the attached Contract:

"Article XIX - Obligations

A. The Reinsurer agrees to establish a Trust Fund or provide a Letter of Credit (LOC) issued by a bank, and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company as security for the Reinsurer's Obligations:

B. The term 'Obligations' shall mean:

   1. During the term of this Contract, the balance of (a) the Reinsurer's share of all reinstatement premiums for which the Company may be liable under the Second and Third Excess Layers of the Original Contract, less (b) any unpaid

reinsurance premium (net of brokerage and Federal Excise Tax) under the Second and Third Excess Layers of this Contract, and less (c) reinstatement premiums recovered from the Reinsurer;

2. On the expiration of this Contract, if this Contract is renewed, the Reinsurer's 'Obligations' shall be determined as the aggregate of:

   a. The Reinsurer's share of reinstatement premiums paid by the Company under the Second and Third Excess Layers of the Original Contract, but not recovered from the Reinsurer; plus

   b. The Reinsurer's share of reinstatement premiums payable by the Company associated with reserves for losses reported and outstanding under the Second and Third Excess Layers of the Original Contract; plus

   c. The Reinsurer's share of reinstatement premiums payable by the Company associated with reserves for losses incurred but not reported - to be mutually agreed in good faith - under the Second and Third Excess Layers of the Original Contract; plus

   d. The Reinsurer's share of reinstatement premiums payable by the Company associated with reserves for allocated loss adjustment expense under the Second and Third Excess Layers of the Original Contract.

   The amount so determined shall be recalculated at each quarter end until all liability has been extinguished.

C. On November 30, 2008, collateral will be released consistent with the provisions of the Collateral Release Article.

D. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said Trust Fund or LOC may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

   1. To reimburse itself for the Reinsurer's share of unearned premiums on the account of cancellation, unless paid in cash by the Reinsurer;

   2. To reimburse itself for the Reinsurer's share of reinstatement premiums paid by the Company under the terms of the Second and Third Excess Layers of the Original Contract, unless paid in cash by the Reinsurer;

   3. To fund a cash account in the amount equal to the Reinsurer's Obligations, if said Trust Fund or LOC has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

   4. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's Obligations, if so requested by the Reinsurer.

In the event the amount drawn by the Company on any Trust Fund or LOC is in excess of the actual amount required, the Company shall return to the Reinsurer the excess amount so drawn within 10 days of receiving notice of the amount due.

Article XX - Collateral Release

A. As of November 30, 2008 or 31 days from the date of the loss occurrence under the Second or Third Excess Layers of the Original Contract for which reinstatement premium is due from the Company, whichever is later, the parties shall determine, on a monthly basis, how much, if any, collateral will be required to be maintained within the Trust Fund.

B. For the purposes of paragraph C below, 'Loss Amount' shall be defined as the sum of:

1. Losses and allocated loss adjustment expense paid by the Company under the Second or Third Excess Layer of the Original Contract; plus

2. Reserves for losses reported and outstanding under the Second or Third Excess Layer of the Original Contract; plus

3. Reserves for allocated loss adjustment expense reported and outstanding under the Second or Third Excess Layer of the Original Contract; plus

4. Reserves for losses incurred but not reported - to be mutually agreed in good faith - under the Second or Third Excess Layer of the Original Contract.

C. For each loss occurrence potentially generating reinstatement premium hereunder, the Company shall multiply the Loss Amount by the appropriate Buffer Loss Multiplier from the table below, based on the number of months which have elapsed since the event. The product of this calculation shall be defined as the Buffered Loss Amount ('BLA').

Buffer Loss Multiplier table			
Number of months since loss event	Windstorm	Earthquake	Other event
0 to 3	165%	250%	200%
4 to 6	140%	200%	165%
7 to 9	125%	175%	140%
9 to 12	110%	150%	115%
13 to 15	100%	125%	100%
16 to 18	100%	110%	100%
Thereafter	100%	100%	100%

D. With respect to each loss occurrence for which the BLA would result in reinstatement premium covered under the Second or Third Excess Layer of the Original Contract, an amount equal to the Reinsurer's share of the amount by which the lesser of (1) the reinstatement premium associated with such BLA for that excess layer, or (2) the annual deposit premium due under the Original Contract for that excess layer, exceeds the reinstatement premium paid by the Reinsurer for that excess layer under

the Original Contract, shall be deemed to equal the event specific collateral amount at the calculation date (the 'Event Collateral Amount' or the 'ECA').

E. In respect of all events for which an ECA exceeds $0, the aggregate amount of the required collateral to be held in the Trust Fund shall be equal to the lesser of (1) the sum of the ECAs, or (2) the Company's share of the annual deposit premium due under the Original Contract for that excess layer. Such aggregate amount shall be deemed to be the 'Aggregate Collateral Obligation' or the 'ACO.'

F. If the value of the Assets (as defined in the Trust Agreement) in the Trust Fund exceeds the ACO, such surplus shall be released to the Reinsurer. At any calendar month end at which there is any security on deposit in the Trust Fund, the Company shall perform this calculation within 10 days after the end of such calendar month and report to the Reinsurer and Trustee named in the Trust Agreement information supporting any BLA, ECA and ACO amounts greater than $0. The Assets in the Trust Fund will be adjusted monthly based on this calculation. To the extent that the calculation indicates that the Assets in the Trust Fund may be reduced, the Company will send a Withdrawal Notice to the Trustee naming the Reinsurer as the Designee. If instead, the calculation indicates that additional collateral is required, the Reinsurer will have 10 days from the receipt of the report to deposit the required sum into the Trust Fund."

It Is Also Agreed that the *Subscribing Reinsurer's* share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the *Subscribing Reinsurer* shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the parties hereto by their respective duly authorized representatives have executed this Agreement as of the dates undermentioned at:

Lauderdale Lakes, Florida, this 5 day of September in the year 2008.

Federated National Insurance Company

Hamilton, Bermuda, this _______ day of _________________________ in the year _______.

Actua Re Ltd.